EXHIBIT 23
                        PRIME CAPITAL CORPORATION

CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors and Stockholders
Prime Capital Corporation:

We consent to incorporation by reference in the Registration Statement No. 33-8386 on Form S-8 of Prime Capital Corporation of our report dated March 10, 1996 relating to the consolidated balance sheets of Prime Capital Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in this December 31, 1996 annual report on Form 10-KSB of Prime Capital Corporation.




KPMG PEAT MARWICK  LLP


Chicago, Illinois

March 24, 1997